Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRICON REPORTS 2012 FIRST-QUARTER RESULTS

Sales Increase 20 Percent as Company Returns to Profitability—Strong Hearing Health and Medical Performances Drive Gains

ARDEN HILLS, Minn. — April 26, 2012 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its first quarter ended March 31, 2012.

For the 2012 first quarter, the company reported net sales of $16.5 million, an increase of 20 percent from the prior-year period. IntriCon delivered net income of $243,000, or $0.04 per diluted share, versus a net loss of $290,000, or $0.05 per diluted share, for the 2011 first quarter.

“We’re starting to see top- and bottom-line gains from the significant investments in key programs that we made in 2011,” said Mark S. Gorder, president and chief executive officer of IntriCon. “In addition to a double-digit sales increase, we returned the company to profitability—which is an important focus for 2012.

“At a macro level, economic conditions are improving and we’re seeing growth in most areas of our business. Sequentially, we anticipate second-quarter sales across our business to be consistent with the 2012 first quarter. Longer term, as key initiatives gain further traction, we believe that there are opportunities for even stronger growth.”

First-Quarter Results and Highlights

First-quarter hearing health sales rose 39.5 percent over the prior year, primarily driven by IntriCon’s sales to hi HealthInnovations, a UnitedHealth Group Company, and other key hearing health customers. Medical sales improved 12.8 percent from the 2011 first quarter, benefiting from higher sales to leading medical customers including Medtronic. Professional communications sales declined modestly (2.7 percent), chiefly due to softness in niche international markets.

As a percentage of 2012 first-quarter sales, healthcare-related revenue (hearing health and medical combined) totaled 82.7 percent (45.8 percent hearing health and 36.9 percent medical), with professional communications at 17.3 percent. This compares to 2011 healthcare-related revenue of 78.7 percent (39.4 percent hearing health and 39.3 percent medical), with professional communications at 21.3 percent.

(more)

IntriCon Corporation 2012 First-Quarter Results

April 26, 2012

As previously disclosed, IntriCon entered into an agreement to become hi HealthInnovations’ supplier of hearing aids in September 2011. During the first quarter, IntriCon began shipping product to meet initial ramp-up needs for the program. In addition, IntriCon:

•	Continued to assist hi HealthInnovations with establishing the necessary infrastructure to refine their innovative distribution system; and
•	Accelerated development of new product offerings for the program.

Said Gorder, “We’re very encouraged by our work with hi HealthInnovations. This business ramped up solidly in the first quarter. While there is still a significant amount of infrastructure required to roll this program out on a national level, ultimately we believe hi HealthInnovations’ distribution system can help serve the nearly 75 percent of hearing impaired people in the United States who do not use hearing aids today.”

Additionally, IntriCon saw similar gains across most other areas of its hearing health business. Gorder believes that the company’s technically advanced product line with innovative digital signal processing (DSP) circuits, including its nanoDSP, Overtus™ DSP Amplifier, and complete systems such as APT™ and Lumen™, will contribute to future growth in the traditional hearing health business as this market continues to rebound.

Said Gorder, “On the medical front, we’ve now delivered five consecutive quarters of sequential growth, highlighted by key medical accounts such as Medtronic. Our small and lightweight, advanced body-worn medical devices help companies reduce their costs by shifting the point of care from more expensive settings, like hospitals and clinics, to less expensive ones, such as the home or Internet, and meet the growing demand to connect patients and caregivers in non-traditional ways.”

To that end, Gorder noted that IntriCon continues work to incorporate the company’s two wireless cardiac diagnostic monitoring devices—Centauri™ and Sirona™—into the customized software packages of future customers. The company anticipates these products will generate revenue later in 2012.

Gross profits in the 2012 first quarter rose to 25.2 percent from 22.4 percent in the prior-year first quarter, and 23.1 percent sequentially from the 2011 fourth quarter. The gain was primarily driven by the significant increase in volume, as well as by the impact of various ongoing profit enhancement programs.

(more)

IntriCon Corporation 2012 First-Quarter Results

April 26, 2012

IntriCon further expanded its low-cost manufacturing capabilities during the quarter. The continued ramp-up of the company’s Indonesian facility provides low-cost manufacturing options to drive ongoing margin improvement and pursue additional high-volume manufacturing opportunities. In addition, IntriCon increased the medical manufacturing infrastructure at its Singapore facility in anticipation of future medical business. While the investment in infrastructure at both facilities constrained margins, the company anticipates favorable margin impact beginning in the 2012 third quarter.

IntriCon remains committed to investing in key research and development initiatives. This is exemplified by investments in its advanced PhysioLink® wireless technology. PhysioLink will provide low-power connectivity to IntriCon’s Lumen™ 1000 product platform, which is anticipated to be introduced in the second half of 2012. Although this platform is not expected to generate top-line growth until 2013, it is an extremely important product line for future growth.

Looking Ahead

Concluded Gorder, “We are pleased with the progress we made during the first quarter, and are optimistic about our business and long-term opportunities for growth. Our focus for 2012 continues to be: developing new core technologies while enhancing existing ones; securing additional market-changing relationships with leaders in the healthcare industry; expanding and driving efficiencies at our international manufacturing facilities; and maintaining profitability.

“This focus, combined with the fact that we continue to invest in pipeline-building core technologies, positions us well for the future.”

(more)

IntriCon Corporation 2012 First-Quarter Results

April 26, 2012

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Thursday, April 26, 2012, beginning at 4:00 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review first-quarter performance and discuss the company’s strategies. To join the conference call, dial: 1-888-561-1721 (international 1-480-629-9821) and provide the conference identification number 4532264 to the operator.

A replay of the conference call will be available one hour after the call ends through 11:59 p.m. CT on Wednesday, May 2, 2012. To access the replay, dial 1-800-406-7325 (international 1-303-590-3030) and enter access code: 4532264.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better connected devices. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended.. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2011. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon:	At Padilla Speer Beardsley:
Scott Longval, CFO	Matt Sullivan
651-604-9526	612-455-1700
slongval@intricon.com	msullivan@padillaspeer.com

(more)

IntriCon Corporation 2012 First-Quarter Results

April 26, 2012

IntriCon Corporation

Consolidated Condensed Statements of Operations (in thousands, except per share data)

	Three Months Ended
	March 31,	March 31,
	2012	2011
	(Unaudited)	(Unaudited)

Sales, net	$16,524	$13,768
Cost of sales	12,367	10,688
Gross profit	4,157	3,080

Operating expenses:
Sales and marketing	875	803
General and administrative	1,626	1,404
Research and development	1,137	1,249
Total operating expenses	3,638	3,456
Operating income (loss)	519	(376)

Interest expense	(179)	(142)
Equity in income (loss) of partnerships	(24)	209
Other (expense) income	(39)	(8)
Income (loss) before income taxes	277	(317)

Income tax expense (benefit)	34	(27)
Net income (loss)	$243	$(290)

Net income (loss) per share:
Basic	$0.04	$(0.05)
Diluted	$0.04	$(0.05)

Average shares outstanding:
Basic	5,654	5,559
Diluted	5,933	5,559

(more)

IntriCon Corporation 2012 First-Quarter Results

April 26, 2012

IntriCon Corporation

Consolidated Condensed Balance Sheets (in thousands, except per share data)

	March 31, 2012 (Unaudited)	December 31, 2011
Current assets:
Cash	$208	$119
Restricted cash	558	540
Accounts receivable, less allowance for doubtful accounts of $222 at March 31, 2012 and $223 at December 31, 2011	7,535	8,545
Inventories	11,759	11,720
Refundable income taxes	99	82
Other current assets	1,171	652
Total current assets	21,330	21,658

Machinery and equipment	39,520	39,170
Less: Accumulated depreciation	32,603	32,164
Net machinery and equipment	6,917	7,006

Goodwill	9,709	9,709
Investment in partnerships	1,296	1,283
Other assets, net	1,031	1,074
Total assets	$40,283	$40,730

Current liabilities:
Checks written in excess of cash	$568	$396
Current maturities of long-term debt	3,222	2,883
Accounts payable	5,725	6,298
Accrued salaries, wages and commissions	1,988	1,617
Deferred gain	110	110
Partnership payable	240	240
Other accrued liabilities	1,816	1,907
Total current liabilities	13,669	13,451

Long-term debt, less current maturities	7,158	8,217
Other postretirement benefit obligations	681	685
Accrued pension liabilities	434	431
Deferred gain	358	385
Other long-term liabilities	119	115
Total liabilities	22,419	23,284
Commitments and contingencies
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 5,666 and 5,646 shares issued outstanding at March 31, 2012 and December 31, 2011, respectively	5,666	5,646
Additional paid-in capital	15,401	15,259
Accumulated deficit	(2,826)	(3,069)
Accumulated other comprehensive loss	(377)	(390)
Total shareholders’ equity	17,864	17,446
Total liabilities and shareholders’ equity	$40,283	$40,730

###